EXHIBIT 10.1

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of December 11, 2023 by and between KORE Group Holdings, Inc., a Delaware corporation (the “Company”), and Twilio Inc. (the “Selling Stockholder”).

Recitals

WHEREAS, the Selling Stockholder beneficially owns an aggregate of 10,000,000 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”);

WHEREAS, 5,000,000 of the shares of Common Stock beneficially owned by the Selling Stockholder (the “Restricted Shares”) are subject to certain transfer restrictions as set forth in Section 6.19 of that certain Purchase Agreement, dated March 26, 2023, by and between the Company and the Selling Stockholder (the “Transfer Restrictions”);

WHEREAS, the Selling Stockholder desires to sell to the Company, and the Company desires to repurchase from the Selling Stockholder, an aggregate of 5,000,000 shares of Common Stock (the “Shares”), which shall consist of the Restricted Shares, at a price per Share equal to $0.5713 (the aggregate price for the Shares, the “Purchase Price”), upon the terms and subject to the conditions set forth in this Agreement (the “Repurchase”); and

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Agreement

1. Repurchase.

(a) Purchase and Sale. At the Closing (as defined below), the Company hereby agrees to repurchase from the Selling Stockholder, and the Selling Stockholder hereby agrees to sell and deliver, or cause to be delivered, to the Company the Shares.

(b) Waiver of Transfer Restrictions. The Company hereby waives the Transfer Restrictions with respect to the Shares in connection with the Repurchase.

(c) Closing. Subject to the terms and conditions of this Agreement and the delivery of the deliverables contemplated by Section 1(d), the closing of the sale of the Shares (the “Closing”) will take place on second business day after the date hereof, via the exchange of deliverables, or such other time, date or place as shall be agreed upon by the parties.

(d) Closing Deliveries and Actions. At the Closing, the Selling Stockholder shall deliver, or cause to be delivered, to the Company or as instructed by the Company the Shares being sold by the Selling Stockholder in uncertificated book-entry form (pursuant to written instructions provided by the Company to the Selling Stockholder in advance of the Closing Date), and the Company shall pay to the Selling Stockholder by wire transfer, in accordance with written instructions to be provided by the Selling Stockholder prior to the Closing, immediately available funds in an amount equal to the Purchase Price.

2. Representations of the Company. The Company represents and warrants to the Selling Stockholder that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement and the consummation of the transactions contemplated hereby and, including the Repurchase, have been duly authorized by the Company and no other proceedings on the part of the Company or its stockholders are necessary for the Company to authorize the execution and delivery of this Agreement, to perform any of its obligations hereunder or to consummate the transactions contemplated hereby, including the Repurchase. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and consummate the Repurchase. This Agreement has been duly executed and delivered by the Company. Assuming the due authorization, execution and delivery by the Seller Stockholder of this Agreement, this Agreement constitutes a valid and legally binding obligations of the Company, enforceable against it in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

(c) No consent, order, or license or permit from, notice to or registration, declaration or filing with, any United States, foreign, federal, state, provincial, municipal or local government, government agency, instrumentality, subdivision, court of competent jurisdiction, administrative agency or commission, or other governmental or regulatory authority or instrumentality, political subdivision thereof, or any quasi-governmental body, or any arbitral body (public or private) (“Governmental Authority”) is required on the part of the Company or any of its affiliates in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby except as would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, except with the SEC to the extent required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No vote or consent of the holders of any capital stock of, or other equity or voting interest in, the Company is necessary to approve this Agreement or the consummation of the transactions contemplated hereby.

(d) The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not (without notice or lapse of time, or both) (i) violate or conflict with or result in any breach under any provision of the certificate of incorporation or bylaws or equityholders’ agreement or similar organizational documents of the Company, (ii) result in any violation or breach of, or constitute any default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any consent be obtained with respect to any material permit or material contract or (iii) violate, conflict with or result in any breach under any provision of any law applicable to the Company or any of its properties or assets, except, in the case of subclauses (ii) and (iii), where such violation, breach, conflict, default, right of termination or cancellation, acceleration, loss of benefit, failure to obtain consent or lien would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole or materially impact the Company’s ability to consummate the transactions contemplated by this Agreement.

(e) The Company is not currently evaluating or soliciting, or engaged in any discussions with regard to, any agreement, offer or proposal for, or indication of interest in, (i) any acquisition of the Company or all or any substantial portion of the Company’s assets, (ii) any sale of a substantial portion of the equity of the Company or (iii) any other extraordinary transactions.

(f) The Company has sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price at the Closing.

3. Representations of the Selling Stockholder. The Selling Stockholder represents and warrants to the Company that:

(a) The Selling Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Selling Stockholder has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement and the consummation of the transactions contemplated hereby and, including the Repurchase, have been duly authorized by the Selling Stockholder and no other proceedings on the part of the Selling Stockholder or its stockholders are necessary for the Selling Stockholder to authorize the execution and delivery of this Agreement, to perform any of its obligations hereunder or to consummate the transactions contemplated hereby, including the Repurchase. The Selling Stockholder has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and consummate the Repurchase. This Agreement has been duly executed and delivered by the Selling Stockholder. Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes a valid and legally binding obligations of the Selling Stockholder, enforceable against it in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

(c) The execution and delivery of this Agreement by the Selling Stockholder, the performance by the Selling Stockholder of its obligations hereunder and the consummation by the Selling Stockholder of the transactions contemplated hereby do not and will not (without notice or lapse of time, or both) (i) violate or conflict with or result in any breach under any provision of the certificate of incorporation or bylaws or equityholders’ agreement or similar organizational documents of the Selling Stockholder, (ii) result in any violation or breach of, or constitute any default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any consent be obtained with respect to any material permit or material contract or (iii) violate, conflict with or result in any breach under any provision of any law applicable to the Selling Stockholder or any of its properties or assets, except, in the case of subclauses (ii) and (iii), where such violation, breach, conflict, default, right of termination or cancellation, acceleration, loss of benefit, failure to obtain consent or lien would not, individually or in the aggregate, reasonably be expected to materially impact the Selling Stockholder’s ability to consummate the transactions contemplated by this Agreement.

(d) Subject to the waiver of the Transfer Restrictions set forth in Section 1(b), the Selling Stockholder has, and immediately prior to the delivery of the Shares to the Company at the Closing, the Selling Stockholder will have, valid and unencumbered title to the Shares to be sold by the Selling Stockholder hereunder at such time of delivery. No proceeding relating to the Selling Stockholder is pending or, to the knowledge of the Selling Stockholder, is threatened before any court, arbitrator or administrative or governmental body that would adversely affect the Selling Stockholder’s right to transfer the Shares to the Company.

(e) The Selling Stockholder is an accredited investor (as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended) and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed sale of the Shares to the Company and that it has made an independent decision to sell the Shares to the Company based on the Selling Stockholder’s knowledge about the Company and its business and other information available to the Selling Stockholder, which it has determined is adequate for that purpose. The Selling Stockholder confirms that the Company has not (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial accounting or otherwise) of a sale of the Shares or (ii) made any representation to the Selling Stockholder regarding the legality of a sale of the Shares under applicable investment guidelines, laws or regulations.

(f) The Selling Stockholder has received all of the information that it considers necessary or appropriate for deciding whether to sell the Shares and has had the opportunity to ask questions and receive answers from the Company. The Selling Stockholder acknowledges and confirms that it is aware that future changes and developments in (i) the Company’s business and financial condition and operating results, (ii) the industries in which the Company competes and (iii) overall market and economic conditions, may have a favorable impact on the value of the Common Stock after the sale by the Selling Stockholder of the Shares to the Company pursuant to terms of this Agreement.

4. Publicity. The Company and the Selling Stockholder shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release, report, filing or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such report, filing or public statement prior to such consultation, except as such party may reasonably conclude, after consultation with legal counsel, is required by applicable law, rule or regulation or legal process (including, for the avoidance of doubt, any securities exchange rules, regulations or requirements), in which event such party shall use its commercially reasonable efforts to provide a meaningful opportunity to the other party to review and comment upon such press release, report, filing or other public statement.

5. Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, upon delivery by e-mail transmission with receipt confirmed, or on the next business day when sent by overnight courier. Such notices, demands and other communications shall be sent as follows:

If to the Selling	Twilio Inc.
Stockholder:	101 Spear Street, Fifth Floor
San Francisco, CA 94105
Attention: General Counsel
Email: legalnotices@twilio.com

with copies to:	Fenwick & West LLP
902 Broadway
New York, NY 10010
Attention: Ken S. Myers
Bomi Lee
Telephone: (212) 430-2600
Email: kmyers@fenwick.com
bomi.lee@fenwick.com

If to the Company:	KORE Group Holdings, Inc.
3 Ravinia DR, Suite 500
Atlanta GA 0346
Attention: Chief Legal Officer
Telephone: (470) 482-6820
Email: JKennedy@korewireless.com

with copies to:	Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Jennifer Lee
Telephone: (212) 909-3021
Email: jennifer.lee@kirkland.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the expiration of the applicable statute of limitations.

(b) Tax Matters. At or prior to the Closing, Selling Stockholder shall provide the Company a properly completed and duly executed IRS Form W-9. The Company shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement such amounts as it is required to deduct and withhold under applicable law. Any such amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Selling Stockholder and shall be paid over to the applicable governmental authority. The parties hereto acknowledge and agree that for U.S. federal income tax purposes the Repurchase is intended to be treated as an exchange described under section 302(a) of the Internal Revenue Code of 1986, as emended.

(c) Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable law, and such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(d) Complete Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, representations or warranties relating to such subject matter.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, .pdf, facsimile or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 4(d). Once this Agreement is signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable law.

(f) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either party without the prior written consent of the other party. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Selling Stockholder and the Company and their respective successors and assigns.

(g) No Third-Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

(h) Governing Law. THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK. The Company and the Selling Stockholder each agrees that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York, and the Company and the Selling Stockholder each agrees to submit to the jurisdiction of, and to venue in, such courts.

(i) Waiver of Jury Trial. The Company and the Selling Stockholder each hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(j) Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.

(k) Remedies. The parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof or were otherwise breached and that the parties shall be entitled (without the requirement to post a bond or other security) to seek an injunction or injunctions to prevent breaches and threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. The parties agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(l) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Selling Stockholder.

(m) Expenses. Each of the Company and the Selling Stockholder shall bear its own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Repurchase Agreement as of the date first written above.

COMPANY:

KORE GROUP HOLDINGS, INC.

By:	/s/ Romil Bahl
Name:	Romil Bahl
Title:	Chief Executive Officer

[Signature Page to Stock Repurchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Repurchase Agreement as of the date first written above.

SELLING STOCKHOLDER:

TWILIO INC.

By:	/s/ Aidan Viggiano
Name:	Aidan Viggiano
Title:	chief Executive Officer

[Signature Page to Stock Repurchase Agreement]